EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to the market open of the filing date of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
9/10/2026	Sell	900	29.45
9/14/2026	Sell	2,536	29.68
9/15/2026	Sell	7,041	29.60
9/16/2026	Sell	12,636	28.65
9/17/2026	Sell	5,497	28.90
10/8/2026	Sell	5,315	28.74
10/9/2026	Sell	5,272	29.01
10/13/2026	Sell	3,000	29.49
10/16/2026	Sell	2,746	29.84
10/20/2026	Sell	5,856	30.10
10/21/2026	Sell	1,042	30.25
10/26/2026	Sell	1,509	30.56